Exhibit 99.1

I, Daniel R. Lee and Stephen H. Capp, certify that to our knowledge the Form 11-K for the Pinnacle Entertainment, Inc. 401(k) Investment Plan (the “Plan”) for the year ended December 31, 2002, fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (d)) and that the information contained in the Form 11-K fairly presents, in all material respects, the financial condition and results of operations of the Plan as of, and for, the periods presented in the annual report.

June 30, 2003

/s/    DANIEL R. LEE

Daniel R. Lee

Chairman of the Board and

Chief Executive Officer

/s/    STEPHEN H. CAPP

Stephen H. Capp

Executive Vice President,

Chief Financial Officer